Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Superconductor Technologies Inc. on Form S-8 (File Nos. 333-106594, 333-126121, 333-193008), on Form S-3 (File No. 333-228676), and on Form S-1 (File Nos. 333-226025, 333-224148, 333-233693) of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern), dated March 31, 2021, with respect to our audits of the consolidated financial statements of Superconductor Technologies Inc. as of as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

Los Angeles, California

March 31, 2021